Exhibit 2

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

Notification is made in accordance with Listing Rule 9.6.14R(2) that Marion Helmes, a Non-Executive Director of British American Tobacco p.l.c., has been appointed as an independent member of the Board of Directors of LONZA Group Ltd., a company listed on the SIX Swiss Stock Exchange, with effect from 5 May 2022.

O J Martin
Assistant Secretary

26 January 2022

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